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                                       November 13, 1996

W. James Nicol
249 6th Street
Seal Beach, CA  90740

Dear Mr. Nicol:

     Reference is made to the Employment Agreement between Health Management, Inc. ("HMI") and W. James Nicol ("Nicol") entered into as of May 1, 1996 (the "Employment Agreement").

     Reference also is made to the merger (the "Merger") and other transactions contemplated by (i) the Merger Agreement dated as of the date hereof between HMI, Transworld Home HealthCare, Inc. ("Transworld") and a wholly-owned subsidiary of Transworld, (ii) the Stock Purchase Agreement (the "Stock Purchase Agreement") dated the date hereof between HMI and Transworld and (iii) the Debt Purchase Agreement dated the date hereof between Transworld and HMI's senior lenders.

     Nicol hereby agrees to continue to serve as President and Chief Executive Officer of HMI through the effective date of the Merger. In consideration thereof, (i) upon the closing under the Stock Purchase Agreement, HMI shall pay to Nicol $50,000 by check and (ii) assuming consummation of the Merger, on June 30, 1997, HMI shall pay to Nicol $50,000 by check. If for any reason Nicol's employment with HMI is terminated by HMI at any time, either prior to, on or after the effective date of the Merger, or, if the Merger occurs, and Nicol thereafter voluntarily elects to terminate his employment with HMI at any time on or after the effective date of the Merger, HMI shall continue to pay Nicol an amount equal to Nicol's base salary through June 30, 1998 (such amounts to be in lieu of and not in addition to other amounts payable under the Employment Agreement), payable in periodic installments in accordance with HMI's regular payroll practices (it being understood that Nicol shall have no obligation to seek or accept other work during this period and his acceptance of other work shall not cause his payments to be reduced). Any payments to which Nicol is entitled hereunder shall be subject to withholding, social security, payroll and other applicable taxes and deductions. If the Merger occurs, after termination of Nicol's employment the provisions of paragraph 18(a)(1) of the Employment Agreement shall be deemed null and void and shall not be enforceable against Nicol.

     The employment situs provisions as set forth in paragraph 3 of the Employment Agreement shall not be changed. Transworld and HMI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all

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W. James Nicol                                                            Page 2

or substantially all of the business and/or assets of Transworld or HMI to expressly assume and agree to perform its obligations under this Agreement.

     Except as set forth above, the Employment Agreement shall remain in full force and effect.

                                       Very truly yours,

                                       Health Management, Inc.

                                       By: /s/ James R. Mieszala
                                       Name: James R. Mieszala
                                       Title: Chief Operating Officer

Accepted and agreed to:

W. James Nicol

/s/ W. James Nicol

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W. James Nicol                                                            Page 3

                                    Guaranty

     Transworld agrees that if the Merger occurs, Transworld will guarantee the payment of all monies due or that may become due to Nicol from HMI hereunder.

                                       Transworld Home HealthCare, Inc.

                                       By: /s/ Vincent J. Caruso
                                       Name: Vincent J. Caruso
                                       Title: Executive Vice President